Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Amendment”), dated January 15, 2009 and effective as of October 1, 2008, is by and between Synergx Systems Inc., a Delaware corporation having its principal office at 209 Lafayette Drive, Syosset, New York 11791 (the “Company”), and Paul Mendez, an individual with a mailing address of P.O. Box 2059, East Hampton, New York 11937 (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement on June 10, 2008 (the “Employment Agreement”); and

WHEREAS, the Company desires to increase the Executive’s salary, effective from October 1, 2008, with the understanding that all other provisions of the Employment Agreement shall remain unchanged;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.           Section 4 of the Employment Agreement shall be amended in its entirety to read as follows:

Compensation. As compensation for all services to be rendered by Executive hereunder, the Company agrees to pay to Executive, effective from October 1, 2008, a salary of $250,000 per Year, subject to adjustment by the Company’s Board of Directors.  Executive’s salary shall be payable in the same manner the Company pays compensation to its employees.  The Company shall reimburse all of Executive's reasonable business expenses in accordance with the Company's policies as in effect from time to time.

The terms and conditions of all other sections of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this agreement as of January 15, 2009.

Synergx Systems Inc.

By:	/s/
John Poserina
Chief Financial Officer, Treasurer, Secretary, Vice President and Director

By:	/s/
Paul Mendez
Chief Executive Officer